Exhibit 4.19.9

BOARD FILE NOS. 2013 x

LAA-8542A-6 LAA-8552A-6 LAA-8640G

LAA-8546A-6 LAA-8586A-6 LAA-8843E

LAA-8547A-6 LAA-8587A-7 LAA-8964E

LAA-8548A-6 LAA-8549F     LAA-9094C

LAA-8550A-6 LAA-8589F     LAA-9208A

LAA-8551A-6 LAA-86131      LAA-9238A

● ● ●
RESOLUTION NO. 28084

LAX

Van Nuys

City of Los Angeles

Karen Bass Mayor

Board of Airport Commissioners

Karim Webb
President

Matthew M. Johnson
Vice President

Vanessa Aramayo Courtney La Bau Victor Narro
Nicholas P. Roxborough Valeria C. Velasco

John Ackerman
Chief Executive Officer

WHEREAS, on recommendation of Management, there were presented for approval, Amendments to the In-Terminal Concession Agreements at Los Angeles International Airport listed in Exhibit 1, attached hereto and made part hereof; and there was presented for adoption, the Los Angeles International Airport and Van Nuys Airport Concessions Standard Operating Procedures document, also attached hereto and made part hereof, that includes the new Pricing Policy; and

WHEREAS, the concession agreements listed in Exhibit 1 represent in-terminal food and beverage, and retail at Los Angeles International Airport (LAX). The amendment to said concession agreements will remove certain sections from the agreements that will be incorporated into a new LAX and Van Nuys Airport Concessions Standard Operating Procedures (Concessions SOP) rules and regulations document; and

WHEREAS, the new Concessions SOP will include rules and procedures for concessions pricing, payment due dates, security guarantees, as well as create a new distressed concessions program, all of which are designed to improve the economics for in-terminal concession partners of Los Angeles World Airports (LAWA) that continue to struggle with lower passenger volumes and higher costs pressures; and

WHEREAS, many factors that impact concession operating economics have changed since said agreements were executed and unsustainable post-pandemic conditions – driven by rising labor and costs of goods sold, high interest rates, and inflation – are coupled with lagging enplanement growth. The labor costs alone at LAX have risen over 80% since the agreements were first executed. In addition, LAX passenger traffic has fallen post COVID-19, with enplanements down 12% and sales 10% below calendar year 2019 levels. The impact of those factors has created unsustainable economics for the food and beverage and retail concession operators at LAX; and

WHEREAS, when the original concession agreements were executed, the living wage and health benefits were set at $10.70 per hour, and $15.37 per hour if health benefits were not provided. The living wage and health benefits hourly rates that became effective July 1, 2024 are $19.28 and $25.23 per hour if health benefits are not provided. The Los Angeles City Council proposed an ordinance to increase the living wage which, if approved, will be effective February 1, 2025, and increases the hourly rate to $25 and then again increases the wages to $26.25 on July 1 with increases annually through July 1, 2028 capping at $30. The new proposed ordinance also has a mandatory health benefit of $8.35 per hour to be adjusted annually; and

WHEREAS, to address the challenges that lower revenues and higher costs are having on concessionaires at LAX, LAWA staff reviewed the concession agreements and identified several requirements that can be adjusted without impacting the validity of the Request for Proposals that resulted in the agreement awards. Following are those items:

●
Airport Concessions Pricing Policy (removing the 18% cap on all items except bottled water, feminine hygiene products, over the counter medication, and baby products)
●
Hours of Operation (currently all concessions must be opened one hour before the first flight departs and one hour after the last flight departs)
●
Distressed Concessions Program to address struggling concessionaires on individual basis; and

I World way Los Angeles California 90C45-5803 Mail P C Box 92216 Los Angeles California 90009-2216 Telephone 855 463 5252 Internet www lawa org

Resolution No. 28084	- 2 -

WHEREAS, the in-terminal food and beverage and retail concession agreements currently cap prices that concessionaires can charge at 18% above street pricing. When the Airport Concessions Pricing Policy was originally implemented in 2010, an 18% premium was considered sufficient to ensure profitability for concession operators. The 80% increase in labor costs and 10% decline in concession sales is creating unsustainable operating margins for those concessionaires; and

WHEREAS, amending the Airport Concessions Pricing Policy to allow for the concessionaires to set their pricing will allow more flexibility for concessionaires to respond to rising business costs. It will remove the requirement for 18% above street pricing and allow for open market pricing on all items except essential products like bottled water, feminine hygiene products, over-the-counter medication, and baby products which will remain capped 18% above street prices; and

WHEREAS, in addition, LAWA proposed to allow flexibility with some administrative components of the leases that will alleviate some of the costs concessionaires incur. For example, rules may be changed to allow less costly financial instruments to be used to guarantee rents. The due dates for rents may also be amended to allow rents to be paid at the end of the month rather than in advance of actual sales as is currently the case. Further, LAWA is creating a distressed concessions relief program that will allow for any concessionaire that can show a direct operating loss over a 12-month period within the previous 18 months the ability to apply for consideration of temporary assistance such as repayment plans or other restructuring of terms as may be approved by the Board of Airport Commissioners on a case-by-case basis, to be determined based on the need;  and

WHEREAS, in addition, the following non-revenue-related, operational items are to be moved from the concession agreements into the new Concessions SOP that LAWA’s Chief Executive Officer can adjust globally, rather than amending each lease individually; thus, allowing for more flexibility in LAX operational changes:

● Utility payment structure;
● Deliveries, Access and Coordination;
● Rules for Refuse Removal;
● Airport Operations (including items like parking on the airfield, terminal operating hours);
● Pest Control rules and regulations;
● Airport Security; and
● Alternative Fuel Vehicle Requirement Program; and

WHEREAS, the Concessions SOP will be incorporated into the future amendment to the LAX Rules and Regulations; and

WHEREAS, actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606;

NOW, THEREFORE, BE IT RESOLVED that the Board of Airport Commissioners adopted the staff report; further adopted staff’s determination that this item, involving a continuing administrative activity, is exempt from the California Environmental Quality Act (CEQA) requirements pursuant to Article II, Section 2.f of the Los Angeles City CEQA Guidelines, and that general policy procedure making is exempt from CEQA requirements pursuant to Article II, Section 2.n of the Los Angeles City CEQA Guidelines; approved the Amendments to the In-Terminal Concession Agreements at Los Angeles International Airport listed in Exhibit 1, attached hereto and made part hereof; further adopted the Los Angeles International Airport and Van Nuys Airport Concessions Standard Operating Procedures document, also attached hereto and made part hereof, that includes the new Pricing Policy; and authorized execution of the Amendments to said In-Terminal Concession Agreements at Los Angeles International Airport.

Resolution No. 28084	- 3 -

o0o

I hereby certify that this Resolution No. 28084
is true and correct, as adopted by the Board of
Airport Commissioners at its Special Meeting
held on Thursday, December 12, 2024.

Grace Miguel - Secretary
BOARD OF AIRPORT COMMISSIONERS

Approved by Los Angeles City Council on February 4, 2025

Attachments:
● Exhibit 1 - List of In-Terminal Concession Agreements
● Los Angeles International Airport & Van Nuys Airport Concessions Standard Operating Procedures

Exhibit 1 to
Resolution 28084
(page 1 of 1)

List of In-Terminal Concession Agreements

Concessionaire Name	Agreement No.	Amendment No.
Areas USA LAX, LLC	LAA-8964	5th
Areas USA LAX, LLC	LAA-8546A	6th
Areas USA LAX, LLC	LAA-8547A	6th
Areas USA LAX, LLC	LAA-8548A	6th
Areas USA LAX, LLC	LAA-8843	5th
Areas USA LAX, LLC	LAA-9238	1st
Crews Hospitality, LLC	LAA-9094	3rd
DN Dakota-JME LAX 8549 Pucks, LLC	LAA-8549	6th
DN Dakota-JME LAX 8589 Farmers, LLC	LAA-8589	6th
First Class Vending, Inc.	LAA-9208	1st
Host International, Inc.	LAA-8587A	7th
Host International, Inc.	LAA-8586A	6th
URW Airports, LLC	LAA-8613	9th
URW Airports, LLC	LAA-8640	7th
Hudson-Magic Johnson Enterprises-Concourse Ventures, LLC	LAA-8550A	6th
LAX Retail Magic 2 JV	LAA-8551A	6th
LAX Retail Magic 3-4 JV	LAA-8552A	6th
LAX Retail Magic 3-4 JV	LAA-8542A	6th

Attachment to
Resolution 28084
(page 1 of 23)

Los Angeles International Airport & Van Nuys Airport

Concessions Standard Operating Procedures

January 1, 2025

Attachment to
Resolution 28084
(page 2 of 23)

Table of Contents

1.	Applicability	4
2.	Definitions	4
3.	Public Address System	5
4.	Wireless Communication	5
5.	Pricing Policy for Concessionaires at Los Angeles World Airport and Van Nuys Airport	5
	a. Introduction	5
	b. Pricing Flexibility	5
	c. Price Display	6
	d. Pricing Reporting	6
	e. Market Basket	6
	f. Pricing Compliance	7
	g. Conclusion	7
6.	Utilities	8
7.	Other Fees & Charges	8
8.	Hours of Operation	8
9.	Deliveries; Access & Coordination	9
10.	Removal of Garbage & Refuse	9
11.	Refuse Removal Costs	10
12.	Prohibited Acts	11
13.	Taxes	12
14.	Licenses & Permits	13
15.	Compliance with Laws	13
16.	Airport Operations	14
17.	Pest Control	14
18.	Disabled Access	14
19.	Child Support Orders	14
20.	Business Tax Registration	15
21.	Non-Discrimination & Affirmative Action Provisions	15
22.	Security	16
23.	Visual Artists’ Rights Act	17
24.	Living Wage Ordinance	18
25.	Service Contract Worker Retention Ordinance	19
26.	Equal Benefits Ordinance	19

Attachment to
Resolution 28084
(page 3 of 23)

27.	Contractor Responsibility Ordinance	20
28.	First Source Hiring Program for Airport Employees	20
29.	Environmentally Favorable Options	20
30.	Municipal Lobbying Ordinance	21
31.	Labor Peace Agreement	21
32.	Alternative Fuel Vehicle Requirement Program	21
33.	City Events	21

Exhibits
1.	Pricing Policy: Product/Menu/Service Report
2.	Pricing Policy: Market Basket Report

Attachment to
Resolution 28084
(page 4 of 23)

1.Applicability

Concession Entities (as defined below) at Los Angeles International Airport or Van Nuys Airport shall comply with these procedures. Concession Entities (including but not limited to Terminal Commercial Managers) shall cause their concessionaires and sub-concessionaires (if any) to comply with these procedures.

2.Definitions

For purposes of these procedures, the following definitions shall apply:

“Concession” means any operation which provides, sells, rents or distributes goods, services, food, beverages, merchandise, or other products to the public at Los Angeles International Airport or Van Nuys Airport, including but not limited to: retail stores, food and beverage establishments, personal service providers, passenger service businesses, advertising displays, vending machines, entertainment facilities, or other similar revenue-generating operations intended to serve Airport patrons; provided, however, that “Concession” shall not include: (i) airlines or other air carriers (except for airline lounges), (ii) ground transportation providers, (iii) rental car services, (iv) parking operations, or (v) governmental or security operations.

“Concession Entity” shall include: (i) terminal concession managers (“TCM”) with terminal commercial management concession agreements with LAWA; (ii) concessionaires or sub-concessionaires at Los Angeles International Airport or Van Nuys Airport, (whether through concession agreements with LAWA or with TCM or otherwise); or (iii) any other individual or entity that is in possession of space that is intended to be used as a Concession at Los Angeles International Airport or Van Nuys Airport.

“Concession Entity’s Agreement” shall mean: (i) for Concession Entities with an agreement with LAWA, such Concession Entity’s respective agreement with LAWA; or (ii) in the case of Concession Entities with no direct agreement with LAWA, their agreement to the extent approved by LAWA, provided that in case of conflicts, the terms of these procedures and LAWA’s consent shall prevail, in that order. For the avoidance of doubt, for TCM’s concessionaires, Concession Entity’s Agreement shall mean Unit Concession Agreement.

“Executive Director” shall mean the general manager or Chief Executive Officer of LAWA.

“LAWA” or “Los Angeles World Airports” shall mean the City of Los Angeles Department of Airports.

“Premises” or “Unit” shall mean the respective space of each Concession Entity, as defined in their respective agreement with LAWA (or in the case of Concession Entities with no direct agreement with LAWA, their agreement approved by LAWA).

Unless the context requires otherwise, capitalized terms shall have their meanings as set forth in each Concession Entity’s Agreement provided, however, that if any definition in Concession Entity’s Agreement conflicts with a definition in these procedures, the definition in these procedures shall control for purposes of these procedures.

Attachment to
Resolution 28084
(page 5 of 23)

3.	Public Address System

City shall have the right, in its sole discretion, to install one (1) or more public address system speakers in each Unit for announcing flight arrivals and departures and other Airport information. Concession Entity shall not install any public address, paging, or other similar audio system in the Premises (including any Unit) at any time, without the prior written approval of the Executive Director (in the Executive Director’s sole discretion). Any installation of a music system, audio/video display or television system in the Premises (including any Unit) shall require the prior written approval of the Executive Director, in his or her sole discretion; provided that no such system shall interfere with the City’s public address system.

4.	Wireless Communication

Without the prior written consent of the Executive Director, in his or her reasonable discretion, Concession Entity shall not install or use any wireless workstations, access control equipment, wireless internet servers, transceivers, modems or other hardware that transmit or otherwise access radio frequencies. Notwithstanding the prior consent of the Executive Director for the installation of any such system or equipment, the Executive Director shall have the absolute right, upon thirty (30) days’ prior written notice, to require the removal of any such system or equipment (at Concession Entity’s or the concessionaire’s sole expense) in the event that such system or equipment interferes with any present or future systems or equipment installed by City at the Airport.

5.	Pricing Policy for Concessionaires at Los Angeles World Airport and Van Nuys Airport

Effective January 1, 2025

a.Introduction

Los Angeles World Airports (LAWA) is committed to providing a diverse and competitive range of retail, food and beverage and service options for its passengers and visitors. To achieve this goal, LAWA has adopted a flexible pricing policy that allows concession entities to set their own prices for the products, menu items and services they offer at their concessions, with the exception of the Market Basket items, and subject to certain requirements and limitations. This document outlines the procedures of the Pricing Policy, which will take effect on January 1, 2025.

b.Pricing Flexibility

Under the Pricing Policy, concession entities have the freedom to determine the prices of their retail products, food and beverage menu items and services, based on their own business strategies, market conditions, customer preferences, and operational costs. Concession Entities are encouraged to offer competitive and reasonable prices that reflect the value and quality of their products and services, and that meet the expectations and satisfaction of the customers.

As part of the pricing policy, LAWA has established a Market Basket of common retail products and food and beverage menu items that are offered by multiple concession entities at the airports. The Market Basket serves as a benchmark for comparing and evaluating the prices of the Concession Entities and ensuring that they are within a reasonable range. LAWA will update the Market Basket periodically, based on the availability and demand of the products and menu items, and the changes in the market conditions and consumer preferences.

Attachment to
Resolution 28084
(page 6 of 23)

c.Price Display

Prices must be conspicuously displayed on all items for purchase, to the satisfaction of LAWA. Displays will include the name/description of the item for purchase and its sale price. Other specifics may be required on a case-by-case basis.

d.Pricing Reporting

To ensure transparency and accountability, Concession Entities are required to submit a pricing report to LAWA once a year, by January 1st, (with the exception of the Market Basket items, see Market Basket section E below) and every time a concession entity changes their menu, product list, service or the price of an item or service. The pricing report should include the following information for each product, menu item or service offered at the concession:

●	The name and description of the product, menu item or service;
●	The unit size or portion size of the product or menu item;
●	The previous price of the product, menu item or service, if applicable; and,
●	The date of the last price change, if applicable.

The pricing report must be submitted electronically to LAWA’s Commercial Development email account, concessionsreporting@lawa.org, using the template and format provided by LAWA (Exhibit 1). LAWA will review the pricing report and provide receipt of the report. LAWA reserves the right to request additional information or clarification from the Concession Entity. LAWA also reserves the right to reject any price of a Market Basket item that is deemed inconsistent with the Policy.

e.Market Basket

This section outlines the pricing procedures for specific categories of items, ensuring that prices are competitive and fair for consumers while allowing for a reasonable profit margin. These categories are:

●	Bottled Water
●	Over-the-counter medication
●	Feminine hygiene products
●	Baby products

The Concession Entity will price these items no more than 18% above street pricing. Street pricing is a price charged for an identical/comparable good and at a comparable business, which is a similar non-airport business located in a shopping center or commercial district within a 25-mile radius from the airport, with a similar style of service, product offering and menu.

Attachment to
Resolution 28084
(page 7 of 23)

For the designated items in each of the above categories, every Concession Entity must submit a comprehensive Market Basket pricing report for review and approval by LAWA on a QUARTERLY basis. All prices will be reviewed and approved by LAWA prior to implementation. The Market Basket pricing report must be completed using the template and format provided by LAWA (Exhibit 2), which includes:

●	At least three (3) comparable businesses (with full name and address) with corresponding prices for each Market Basket item for purchase.
●	The calculation to demonstrate the proposed pricing adheres to the Policy.

The Market Basket pricing report must be submitted electronically to LAWA’s Commercial Development’s email account, concessionsreporting@lawa.org.

Quarterly submission due dates for the Market Basket pricing report, for each year, are:

●	January 1
●	April 1
●	July 1
●	October 1

If the date falls on a weekend (Saturday or Sunday) or a City-observed holiday, the due date will be the following business date.

f.Pricing Compliance

LAWA will monitor and enforce the compliance of the concession entity with the Pricing Policy, using various methods, such as price surveys, audits, inspections, and customer feedback. LAWA will notify the concession entity in writing of violations of this Policy. Concession entity must correct prices to conform to the pricing criteria within seven (7) calendar days of receipt of the Notice of Pricing Violation. If any City-initiated price comparisons disclose a violation of the requirements of this Agreement, the cost of such City-initiated price comparisons will be borne by the concession entity, and upon the delivery of an invoice from City, the concession entity must pay the same to City, plus fifteen percent (15%) of such cost incurred as an administrative fee (but in no event less than $100 per occurrence or such greater amount as may be reasonably adjusted by the Chief Executive Officer from time to time) (herein, the “Administrative Fee”), within thirty (30) days of receipt of City’s invoice. LAWA will take appropriate actions against any concession entity that fails to comply with the Pricing Policy, such as issuing warnings, imposing fines, or terminating the concession agreement, depending on the severity and frequency of the violation.

g.Conclusion

The Pricing Policy for concession entities at LAWA is designed to promote a fair and competitive environment for the retail, food and beverage and service concessions at the airports, and to enhance the customer experience and satisfaction. Concession entities are expected to adhere to the pricing policy and cooperate with LAWA in implementing and maintaining the pricing policy. LAWA will review and revise the pricing policy as needed, to ensure that it meets the needs and interests of all the stakeholders.

Attachment to
Resolution 28084
(page 8 of 23)

6.Utilities

Utilities with respect to the Premises (including each Unit therein), including electricity, gas and water, shall be separately metered as to the Premises (and as to each Unit therein), at Concession Entity’s expense. If Executive Director agrees that it is impossible to separately meter a given utility with respect to all or a portion of a given Unit/Premises, then Concession Entity shall pay to City as Additional Rent a reasonable and non-discriminatory pro-rata amount of said utility invoice which includes said Unit/Premises, based upon Executive Director’s good faith estimate of Concession Entity’s share thereof Executive Director’s estimate may be based on the square footage of Concession Entity’s Premises compared with the square footage of the area serviced, or upon some other reasonable and non-discriminatory criteria designated by Executive Director in Executive Director’s good faith business judgment. City shall invoice Concession Entity for amounts due and Concession Entity shall pay the same on demand of receipt of City’s invoice. TCM shall have the right to pass through all of such charges for utilities to its Concessionaires but without any administrative mark-up or profit.

7.Other Fees & Charges

If City has paid any sum or sums or has incurred any obligations or expense which Concession Entity had agreed to pay or reimburse City for, or if City is required or elects to pay sum(s) or ensure obligation(s) or expense(s) by reason of the failure, neglect or refusal of Concession Entity to perform or fulfill any of the conditions, covenants or agreements contained in the Agreement, or as a result of an act or omission of Concession Entity contrary to said conditions, covenants, and agreements, Concession Entity shall pay the sum(s) so paid or the expense(s) so incurred (including all interest, costs, damages and penalties, and the same may be added to any installment of the fees and charges thereafter due hereunder), plus the Administrative Fee, as Additional Rent recoverable by City in the same manner and with like remedies applicable to any other component of Rent hereunder.

8.Hours of Operation

The Unit/Premises (including the Units within the Premises) shall be open for business every day, three hundred sixty-five (365) days per year. Concession Entity shall operate the Unit/Premises within a Facility in accordance with the following minimum hours of operation (“Minimum Hours of Operation”): (i) if such Unit is located on the departure level of a Facility, Minimum Hours of Operation shall be at least one hour before the first scheduled departure from such Facility until the last departure of the day from such Facility, without exception, and (ii) if such Unit is located on the arrival level of a Facility, Minimum Hours of Operation shall be from the first scheduled arrival at such Facility to at least an hour after the last scheduled arrival at such Facility, without exception. Except in connection with the expiration or earlier termination of Concession Entity’s Agreement, Concession Entity shall not vacate or abandon the Premises (including any Unit therein) at any time.

Executive Director May Alter Hours. Executive Director may, on 24-hour notice to Concession Entity to temporarily or permanently modify the Minimum Hours of Operation for any Unit/Premises. Concession Entity shall comply with modifications. Upon the written request of Concession Entity, Executive Director may, from time to time, authorize a later opening or earlier closing time for any Unit/Premises, provided Executive Director first finds that Concession Entity has submitted adequate justification therefor; provided, however, decreases in passenger traffic shall not be considered adequate justification.

Attachment to
Resolution 28084
(page 9 of 23)

9.Deliveries; Access & Coordination

To the extent airside access rights are granted to Concession Entity, Concession Entity shall comply with all applicable Rules and Regulations and Laws in order to obtain clearance for airside access. Except and to the extent expressly directed by Executive Director in writing, all deliveries of products, goods, merchandise, supplies, and other materials to and from the Premises (including any Unit therein) and trash removal from the Premises (including any Unit therein) necessary to the operation of the Premises (or any Unit therein) shall be conducted through the airside locations (for TCM and its concessionaires it will be designated in the DIP Approval), as such airside locations may be changed by Executive Director from time to time upon written notice to Concession Entity. Concession Entity acknowledges and agrees that all such deliveries by Concession Entity shall be in conformance with the Rules and Regulations and security requirements in effect with respect to airside operations at the Airport, and Concession Entity shall bear all costs incurred by them in connection with their respective compliance. Concession Entity shall make (and shall cause its Concessionaires to make) deliveries only within the times and at locations authorized by Executive Director. Concession Entity shall require that all airside deliveries be made by vehicles and drivers qualified and permitted by City to drive over airside access roadways. Delivery hours and locations may be specified and changed from time to time at the sole discretion of Executive Director.

10.Removal of Garbage & Refuse

Concession Entity shall strictly comply with the Rules and Regulations and applicable laws regarding the disposition of trash, rubbish, refuse, garbage and recycled materials, shall regularly remove all trash, rubbish, refuse, garbage and recycled materials from the Premises (including any Unit therein) to the appropriate garbage or refuse disposal area or recycled materials area designated by Executive Director from time to time and shall remove the accumulation of all such material in such area or areas at frequent intervals. Prior to removal to such garbage or refuse disposal area, Concession Entity shall (TCM shall require its Concessionaires to) store all trash and other waste in covered, odor, leak and vermin proof containers (including recycling containers), such containers to be kept in areas not visible to members of the public. Accumulation of trash, boxes, cartons, barrels or other similar items shall not be permitted in any public area at Airport.

LAWA Waste Reduction and Removal. Concession Entity shall comply with current and future Rules and Regulations and other regulations promulgated by the City of Los Angeles regarding the reduction and recycling of trash and debris. Without limiting the generality of the foregoing, Concession Entity shall participate in meeting the Airport’s mandated goal of seventy percent (70%) waste diversion by 2015, by developing and implementing a program to remove as much recyclable material from the waste stream as possible (a “Recycling Program”). Any Recycling Program shall consist of at a minimum mixed office paper and cardboard recycling, beverage container recycling in employee break areas and public areas if applicable, diversion through 2-sided copying, reuse of pallets, utilization of minimum thirty percent (30%) recycled content copy paper and other recycled content paper goods. TCM shall prepare and submit to City a written description of such Recycling Program with respect to the Premises (and each Unit therein) as part of the TCM’s Business and Operations Plan. TCM shall incorporate reasonable revisions to such Recycling Program required by city. If Concession Entity’s corporate management has a written policy on waste reduction and sustainability, Concession Entity shall provide a copy of such policy to City at the notice address set forth in the Basic Information, Attention: LAWA Recycling Coordinator. Concessionaire shall provide a quarterly report to the LAWA Recycling Coordinator (in the form and format prescribed by City) detailing the volume and type of materials diverted from the waste stream in accordance with such Recycling Program, Such quarterly report shall also describe other waste minimization practices, such as use of compostable utensils and dishware, reuse of materials and equipment, salvaging of materials and recycling of construction and demolition waste. Without limiting the generality of City’s other access and inspection rights under Concession Entity’s Agreement, City shall have the right to access the Premises during regular business hours to review and verify Concessionaire’s compliance with its Recycling Program and other waste minimization practices. LAWA discourages the use of polystyrene foam including one-time use clamshell food containers, bowls, plates, trays, cartons, and cups in which food or beverages are placed or packaged. In addition, restaurants and food vendors are required to use biodegradable or compostable food service ware unless an affordable alternative is not available. TCM shall provide periodic reports as outlined in the Business and Operations Plan to the LAWA Recycling Coordinator (in the form and format prescribed by City) detailing the volume and type of materials diverted from the waste stream in accordance with such Recycling Program. Such reports shall also describe other waste minimization practices, such as use of compostable utensils and dishware, reuse of materials and equipment, salvaging of materials and recycling of construction and demolition waste. Without limiting the generality of City’s other access and inspection rights under Concession Entity’s Agreement, City shall have the right to access the Premises during regular business hours to review and verify Concession Entity’s compliance with its Recycling Program and other waste minimization practices. LAWA discourages the use of polystyrene foam including one-time use clamshell food containers, bowls, plates, trays, cartons, and cups in which food or beverages are placed or packaged. In addition, restaurants and food vendors are required to use biodegradable or compostable food service ware unless an affordable alternative is not available.

Attachment to
Resolution 28084
(page 10 of 23)

Coordinated Delivery and Trash/Re-Cycling Removal System. Concession Entity acknowledges that the Executive Director may implement coordinated systems for airside access deliveries and Trash/Recycling Removal and that such coordinated systems may (a) be operated by one or more third-party contractors, (b) require the use of a designated transfer locations, (c) require the payment or reimbursement by Concession Entity, its Concessionaires and other participants of costs and expenses, and any such amounts payable or reimbursable if paid to City shall be Additional Rent hereunder, or may be payable to such third party contractors pursuant to separate agreements with such contractors; and (d) Concession Entity understands and acknowledges that, if implemented, participation with the coordinated systems may be mandatory. Concession Entity acknowledges that such coordinated systems may not become effective until after the commencement of the Primary Term of Concession Entity’s Agreement. Concession Entity shall be responsible for all deliveries until such time as Executive Director delivers written notice to Concession Entity that such systems are being implemented. TCM shall be permitted to pass through all of such costs and expenses to its Concessionaires but without any administrative markup or profit.

11.Refuse Removal Costs

Concession Entity shall comply with the provisions of Section: Deliveries; Access and Coordination, with regard to the disposition of trash and garbage, waste reduction and recycling. City may designate garbage or refuse disposal areas at each Facility for use by concessionaires. City reserves the right to charge, and in such event, Concession Entity shall pay to City as Additional Rent a reasonable and non-discriminatory pro-rata amount of the cost for segregation and/or removal of garbage and refuse from designated garbage or refuse disposal areas based upon Executive Director’s good faith estimate of Concession Entity’s (and its Concessionaires’) share thereof. Executive Director’s estimate may be based on Concession Entity’s Premises square footage compared with the square footage of the area serviced, or upon some other reasonable and not unjustly discriminatory criteria designated by Executive Director in Executive Director’s good faith business judgment. City shall invoice Concession Entity monthly for amounts due and Concession Entity shall pay the same to City as Additional Rent, on demand, of receipt of City’s invoice. TCM shall have the right to pass through all of such charges for refuse removal to its Concessionaires but without any administrative mark up or profit.

Attachment to
Resolution 28084
(page 11 of 23)

12.Prohibited Acts

Concession Entity shall not do or permit to be done anything specified in the Sections below. Specifically, Concession Entity shall not: interfere with Access. Do anything which may interfere with free access and passage in the Premises, the Common Areas adjacent thereto (including, without limitation, the elevators, escalators, streets or sidewalks of the Airport), or any restricted non-Common Areas of the Airport, or hinder security, police, fire fighting or other emergency personnel in the discharge of their duties, or hinder access to utility, heating, ventilating or air- conditioning systems, or portions thereof, on or adjoining the Premises or the Common Areas adjacent thereto. Without limiting the generality of the foregoing, Concession Entity shall not install any racks, stands or other display of merchandise or trade fixtures at the Airport outside of the Premises without the prior written consent of Executive Director.

Interfere with Systems. Concession Entity shall not do anything which may interfere with the effectiveness of utility, heating, ventilating or air-conditioning systems or portions thereof in or adjoining the Premises (including lines, pipes, wires, conduits and equipment connected with or appurtenant thereto) or interfere with the effectiveness of elevators or escalators in or adjoining the Premises, or overload any floor in the Premises.

Permit Smoking Where Prohibited. Concession Entity shall not do anything contrary to the Board of Airport Commissioners’ policy, City ordinances, or Section 41.50 of the Los Angeles Municipal Code, which prohibits smoking.

Install Unauthorized Locks. Concession Entity shall not place any additional lock of any kind upon any window or interior or exterior door in any Unit, or make any change in any existing door or window lock or the mechanism thereof, unless a key therefore is maintained in such Unit, nor refuse, upon the expiration or sooner termination of Concession Entity’s Agreement, to surrender to Executive Director any and all keys to the interior or exterior doors in, and on each Unit of the Premises, whether said keys were furnished to or otherwise procured by Concession Entity, and in the event of the loss of any keys furnished by Executive Director, Concession Entity shall pay City, on demand, the cost for replacement thereof, and the cost of re-keying City’s locks. Concession Entity shall install lock boxes in all Units with copies of keys, as required by City and comply with LAWA emergency access requests.

Noise and Lights; Other Interference. Concession Entity shall not install loudspeakers, televisions, video monitors, sound systems, audio players, radios, flashing lights or other devices in the Premises (including any Unit therein) or used in a manner so as to be heard or seen outside of such Premises (or such Unit) without the prior written consent of Executive Director (including obtaining, and complying with, all applicable City construction approval conditions). Concession Entity shall conduct its, and require its Concessionaires to conduct their, operations on the Premises in such manner as to reduce as much as is reasonably practicable, considering the nature and extent of said operations, any and all activities which interfere unreasonably with the use of other premises adjoining the Premises at the Airport, including, but not limited to, the emanation from the Premises of noise, vibration, movements of air, fumes, and odors.

Attachment to
Resolution 28084
(page 12 of 23)

Increase Liability. Concession Entity shall not do any act or thing upon any Unit which will invalidate, suspend or increase the rate of any fire insurance policy required under Concession Entity’s Agreement, or carried by City, covering the Premises, or the Terminals in which the same are located or which, in the opinion of Executive Director, may constitute a hazardous condition that will increase the risks normally attendant upon the operations contemplated under Concession Entity’s Agreement. If, by reason of any failure on the part of Concession Entity after receipt of notice in writing from City to comply with the provisions of this section, any fire insurance rate on the Premises, or any part thereof, or on the Terminals in which the same are located, shall at any time be higher than it normally would be, then Concession Entity shall pay City, on demand, as Additional Rent, that part of all fire insurance premiums paid by City which have been charged because of such violation of failure of Concession Entity; provided, however that nothing contained herein shall preclude Concession Entity from bringing, keeping or using on or about any Unit such materials, supplies, equipment and machinery as are appropriate or customary in carrying on its business, or from carrying on said business in all respects as is customary.

Permit an Auction. Concession Entity shall not allow any sale by auction in or upon any Unit.

Permit Lodging. Concession Entity shall not permit or use any Unit, or any part thereof, for lodging or sleeping purposes.

Airport Hazard. Concession Entity shall not make any uses of the Premises (including any Unit therein) in any manner which might interfere with the landing and taking off of aircraft from the Airport or otherwise constitute a hazard to such operations.

Permit Unlawful Use. Concession Entity shall not use or allow the Premises (including any Unit therein) to be used for any improper, immoral, unlawful or objectionable purposes, or commit any waste upon the Premises. In the event that any of the aforesaid covenants or restrictions set forth above in this Section is breached, City reserves the right to enter upon the Premises (including any Unit therein) and cause the abatement of such interference at the expense of Concession Entity.

13.Taxes

Concession Entity shall pay all taxes and assessments of whatever character that may be levied or charged upon the rights of Concession Entity (and its Concessionaires) to use the Premises (or any portion hereof), or upon Concession Entity’s and its Concessionaires’ improvements, fixtures, equipment or other property thereon, or upon Concession Entity’s or its Concessionaires’ operations in connection with Concession Entity’s Agreement. In accordance with California Revenue and Taxation Code Section 107.6(a), City states that by Concession Entity’s executing Concession Entity’s Agreement and accepting the benefits thereof, a property interest may be created known as a “possessory interest” and such property interest will be subject to property taxation. Concession Entity, as the party in whom the possessory interest is vested, may be subject to the payment of the property taxes levied upon such interest. Concession Entity shall protect, defend, indemnify and hold harmless City and City Agents from and against Claims incurred by or asserted against City or any City Agent in connections with any and all present or future taxes and assessments of whatever character that may be levied or charged upon the rights of Concession Entity (and/or its Concessionaires) to use the Premises (or any portion thereof), or upon Concession Entity’s and its Concessionaires’ improvements, fixtures, equipment or other property thereon, or upon Concession Entity’s or its Concessionaires’ operations in connection with Concession Entity’s Agreement. TCM shall have the right to pass through all of such taxes to its Concessionaires but without any administrative mark-up or profit.

Attachment to
Resolution 28084
(page 13 of 23)

14.Licenses & Permits

Concession Entity (and shall require its Concessionaires to obtain and pay for) shall obtain and pay for all licenses and permits necessary or required by law for the conduct of Concession Entity’s and its Concessionaires’ operations at the Premises.

15.Compliance with Laws

Concession Entity shall, at Concession Entity’s sole cost and expense, fully and faithfully observe and comply with (a) all municipal, state and federal laws, statutes, codes, rules, regulations, ordinances, requirements, and orders (collectively, “Laws”), now in force or which may hereafter be in force pertaining to the Premises or Concession Entity’s or its Concessionaires’ use of the Premises, the Facility(ies) or the Airport (including without limitation, (i) all safety, security and operations directives of City, including by Executive Director, which now exist or may hereafter be promulgated from time to time governing conduct on and operations at the Airport or the use of facilities at the Airport; and (ii) any and all valid and applicable requirements of all duly constituted public authorities (including, without limitation, the Department of Transportation, the Department of Homeland Security, the Federal Aviation Administration, and the Transportation Security Administration)); (b) all recorded covenants, conditions and restrictions affecting the Airport (“Private Restrictions”) now in force or which may hereafter be in force; and (c) the Rules and Regulations. The judgment of any court of competent jurisdiction, or the admission of Concession and TCM in any action or proceeding against Concession and TCM, whether City be a party hereto or not, that Concession and TCM has violated any Laws or Private Restrictions, shall be conclusive of that fact as between Concession and TCM and City. As used in Concession Entity’s Agreement, “Laws” shall include all present and future federal, state and local statutes, ordinances and regulations and City ordinances applicable to Concession and TCM (or its Concessionaires), the Premises (including the Units), the Permitted Uses or the Airport, including but not limited to requirements under the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., including, without limitation, to Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof (including, without limitation, all of the requirements of Title 24 of the California Code of Regulations), as the same may be in effect on the date of Concession Entity’s Agreement and may be hereafter modified, amended or supplemented (collectively, the “ADA”), all acts and regulations relating in any way to food and drugs, worker’s compensation, sales and use tax, credit card processing, social security, unemployment insurance, hours of labor, wages, working conditions, the Immigration Reform and Control Act of 1986, the City of Los Angeles Administrative Code, and all Hazardous Materials Laws (as defined in Section 15 below).

Concession Entity agrees to pay or reimburse City as Additional Rent for any civil penalties or fines which may be assessed against City as a result of the violation by Concession Entity or any Concession Entity Party of any Laws or Private Restrictions, which payment shall be made by Concession Entity, upon demand, from receipt of City’s invoice for such amount and documentation showing that payment of such penalty or fine is Concession Entity’s responsibility hereunder.

Attachment to
Resolution 28084
(page 14 of 23)

16.Airport Operations

Concession Entity acknowledges that the operational requirements of the Airport as an airport facility, including without limitation security requirements, are of paramount importance. Concession Entity acknowledges and agrees that Concession Entity must conduct its business (and require its Concessionaires to conduct their business) in a manner that does not conflict with the operational requirements of the Airport as an airport facility and that fully accommodates those requirements. Without limiting other waivers herein, Concession Entity waives all Claims against City and City Agents arising out of or connected to the operation of the Airport as an airport facility.

17.Pest Control

Concession Entity shall be solely responsible for a pest-free environment within the Common Areas, Storage Premises and Units located within the Premises by maintaining its own pest control services, in accordance with the most modern and effective control procedures. All materials used in pest control shall conform to applicable Laws. All controlled substances utilized shall be used with all precautions to obviate the possibility of accidents to humans, domestic animals and pets. Whenever City deems that pest control services must be provided to a building or area that includes Concession Entity’s Premises under the Agreement, Concession Entity shall pay for the costs of services provided for the Premises under the Agreement. TCM shall have the right to pass through such costs and expenses on a pro-rata basis to its Concessionaires.

18.Disabled Access

Concession Entity shall be solely responsible for fully complying with any and all applicable present or future rules, regulations, restrictions, ordinances, statutes, Laws, or orders of any federal, state, or local governmental entity or court regarding disabled access including any services, programs, improvements or activities provided by Concession Entity. Concession Entity shall be solely responsible for any and all Claims and damages caused by, or penalties levied as the result of, Concession Entity’s noncompliance. Further, Concession Entity agree to cooperate fully with City in its efforts to comply with the ADA.

Should Concession Entity fail to comply with Section 16.10.1, then City, shall have the right, but not the obligation, to perform, or have performed, whatever work is necessary to achieve equal access compliance. Concession Entity shall then be required to reimburse City for the actual cost of achieving compliance, plus the Administrative Fee, upon written demand.

19.Child Support Orders

Concession Entity’s Agreement is subject to Section 10.10, Article I, Chapter 1, Division 10 of the Los Angeles Administrative Code related to Child Support Assignment Orders, which is incorporated herein by this reference. A copy of section 10.10 and the Declaration of Compliance form have been attached to the procedures for the convenience of the parties. Pursuant to this Section, Concession Entity (and any concessionaire of TCM providing services to City under Concession Entity’s Agreement) shall (1) fully comply with all State and Federal employment reporting requirements for Concession Entity’s or TCM’s concessionaire’s employees applicable to Child Support Assignment Orders; (2) certify that the principal owner(s) of Concession Entity and applicable concessionaires are in compliance with any Wage and Earnings Assignment Orders and Notices of Assignment applicable to them personally; (3) fully comply

Attachment to
Resolution 28084
(page 15 of 23)

with all lawfully served Wage and Earnings Assignment Orders and Notices of Assignment in accordance with California Family Code Section 5230, et seq.; and (4) maintain such compliance throughout the term of Concession Entity’s Agreement. Pursuant to Section 10.10(b) of the Los Angeles Administrative Code, failure of Concession Entity or an applicable concessionaire to comply with all applicable reporting requirements or to implement lawfully served Wage and Earnings Assignment Orders and Notices of Assignment or the failure of any principal owner(s) of Concession Entity or applicable concessionaires to comply with any Wage and Earnings Assignment Orders and Notices of Assignment applicable to them personally shall constitute a Default of Concession Entity’s Agreement subjecting Concession Entity’s Agreement to termination where such failure shall continue for more than ninety (90) days after notice of such failure to Concession Entity by City (in lieu of anytime for cure provided elsewhere in the Agreement).

20.Business Tax Registration

Concession Entity represents that it has registered its business with the Office of Finance of the City of Los Angeles and has obtained and presently holds from that Office a Business Tax Registration Certificate (“BTRC”), or a Business Tax Exemption Number, required by the City of Los Angeles’ Business Tax Ordinance (Article 1, Chapter 2, Sections 21.00 and following, of the City of Los Angeles’ Municipal Code). Concession Entity shall maintain, or obtain as necessary, all such certificates required of it under said Ordinance and shall not allow any such certificate to be revoked or suspended during the term hereof.

21.Non-Discrimination & Affirmative Action Provisions

Federal Non-Discrimination Provisions. Concession Entity assures that it will comply with pertinent statutes, Executive Orders, and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefiting from Federal assistance. This provision obligates Concession Entity or its transferee for the period during which Federal assistance is extended to the airport program, except where Federal assistance is to provide, or is in the form of personal property or real property or interest therein or structures or improvements thereon. In these cases, the provision obligates the party or any transferee for the longer of the following periods: (a) the period during which the property is used by the sponsor or any transferee for a purpose for which Federal assistance is extended, or for another purpose involving the provision of similar services or benefits; or (b) the period during which the airport sponsor or any transferee retains ownership or possession of the property.

Municipal Non-Discrimination Provisions In Use of Airport. There shall be no discrimination against or segregation of any person, or group of persons, on account of race, religion, national origin, ancestry, sex, sexual orientation, gender identity, gender expression, age, physical handicap, marital status, domestic partner status, or medical condition in connection with Concession Entity’s Agreement, the transfer, use, occupancy, tenure, or enjoyment of the Airport or any operations or activities conducted on the Airport. Nor shall Concession Entity establish or contract any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of contractors, subcontractors, or vendees of the Airport. Any Transfer of Agreement or TCM’s Unit Concession Agreement, which may be permitted under Concession Entity’s Agreement, shall also be subject to all nondiscrimination clauses contained in this Section.

Municipal Non-Discrimination Provisions in Employment. During the term of Concession Entity’s Agreement, Concession Entity agrees and obligates itself in the performance of Concession Entity’s Agreement not to discriminate against any employee or applicant for employment because of the employee’s or applicant’s race, religion, national origin, ancestry, sex, sexual orientation, gender identity, gender expression age, physical handicap, marital status, domestic partner status, or medical condition. Concession Entity shall take affirmative action to ensure that applicants for employment are treated, during the term of Concession Entity’s Agreement, without regard to the aforementioned factors and shall comply with the affirmative action requirements of the Los Angeles Administrative Code, Sections 10.8, et seq., or any successor ordinances or law concerned with discrimination.

Attachment to
Resolution 28084
(page 16 of 23)

Municipal Equal Employment Practices. If the total payments made under Concession Entity’s Agreement are One Thousand Dollars ($1,000) or more, this provision shall apply. During the performance of Concession Entity’s Agreement, Concession Entity agree to comply with Section 10.8.3 of the Los Angeles Administrative Code (“Equal Employment Practices”), which is incorporated herein by this reference. A copy of Section 10.8.3 has been attached to the Agreement for the convenience of the parties as an Exhibit in the Agreement. By way of specification but not limitation, pursuant to Sections 10.8.3.E and 10.8.3.F of the Los Angeles Administrative Code, the failure of Concession Entity to comply with the Equal Employment Practices provisions of Concession Entity’s Agreement may be deemed to be a material Default of Concession Entity’s Agreement. No such finding shall be made, or penalties assessed except upon a full and fair hearing after notice and an opportunity to be heard have been given to Concession Entity. Upon a finding duly made that Concession Entity has failed to comply with the Equal Employment Practices provisions of Concession Entity’s Agreement, Concession Entity’s Agreement may be forthwith terminated, cancelled, or suspended.

Municipal Affirmative Action Program. If the total payments made under Concession Entity’s Agreement are One Hundred Thousand Dollars ($100,000) or more, this provision shall apply. During the performance of Concession Entity’s Agreement, Concession Entity agree to comply with Section 10.8.4 of the Los Angeles Administrative Code (“Affirmative Action Program”), which is incorporated herein by this reference. A copy of Section 10.8.4 has been attached to the Agreement for the convenience of the parties as an Exhibit in the Agreement. By way of specification but not limitation, pursuant to Sections 10.8.4.E and 10.8.4.F of the Los Angeles Administrative Code, the failure of Concession Entity to comply with the Affirmative Action Program provisions of Concession Entity’s Agreement may be deemed to be a material Default of Concession Entity’s Agreement. No such finding shall be made or penalties assessed except upon a full and fair hearing after notice and an opportunity to be heard have been given to Concession Entity. Upon a finding duly made that Concession Entity has failed to comply with the Affirmative Action Program provisions of Concession Entity’s Agreement, Concession Entity’s Agreement may be forthwith terminated, cancelled, or suspended.

22.Security

General. Concession Entity shall be responsible for fully complying with any and all applicable present or future rules, regulations, restrictions, ordinances, statutes, Laws or orders of any federal, state or local governmental entity regarding airfield security.

FAA. Concession Entity shall be responsible for the maintenance and repair of gates and doors that are located at the Premises or controlled by Concession Entity. Concession Entity shall comply fully with applicable provisions of the Federal Aviation Administration Regulations, 14 CFR, Part 107, including the establishment and implementation of procedures acceptable to Executive Director to control access from the Premises to air operation areas in accordance with the Airport Security Program required by Part 107. Further, Concession Entity shall exercise exclusive security responsibility for the Premises and, if Concession Entity are an air carrier, do so pursuant to Concessionaire’s Federal Aviation Administration approved Air Carrier Standard Security Program used in accordance with 14 CFR, Part 129.

Attachment to
Resolution 28084
(page 17 of 23)

Doors and Gates. Gates and doors located at the Premises which permit entry into restricted areas at Airport shall be kept locked by Concession Entity at all times when not in use or under Concessionaire’s and TCM’s constant security surveillance. Gate or door malfunctions which permit unauthorized entry into restricted areas shall be reported to Department of Airports’ Operations Bureau without delay and shall be maintained under constant surveillance by Concession Entity until repairs are affected by Concession Entity or City or the gate or door is properly secured.

Penalties. All civil penalties levied by the Federal Aviation Administration for violation of Federal Aviation Regulations pertaining to security gates or doors located at the Premises or otherwise controlled by Concession Entity shall be the sole responsibility of Concession Entity. Concession Entity agree to indemnify, defend and hold City and City Agents harmless from and against any Claims or any federal civil penalties amounts City or any City Agent must pay due to any security violation arising from the use of Concessionaire’s and TCM’s leasehold or the breach of any obligation imposed by this Section. Concession Entity will be billed for the cost of any such penalties paid by City as Additional Rent hereunder, plus the Administrative Fee, to be paid by Concessionaire to City, upon written demand.

Security Arrangements. City shall provide, or cause to be provided, during the term hereof, all proper and appropriate public fire, police and security protection similar to that afforded to others at Airport, and it will issue and enforce rules and regulations with respect thereto for all portions of Airport.

Concession Entity shall have the right, but shall not be obligated, to provide such additional or supplemental private protection as it may desire, but such right, whether or not exercised by Concession Entity, shall not in any way be construed to limit or reduce the obligations of City hereunder.

23.Visual Artists’ Rights Act

Concession Entity shall not install, or cause to be installed, any work of art subject to the Visual Artists’ Rights Act of 1990 (as amended), 17 U.S.C. 106A, et seq., or California Civil Code Section 980, et seq., (“VARA”) on or about the Premises without first obtaining a waiver, in writing, of all rights under VARA, satisfactory to Executive Director and approved as to form and legality by the City Attorney’s Office, from the artist. Said waiver shall be in full compliance with VARA and shall name City as a party for which the waiver applies. Concession Entity are prohibited from installing, or causing to be installed, any piece of artwork covered under VARA on the Premises without the prior, written approval and waiver of Executive Director. Any work of art installed on the Premises without such prior approval and waiver shall be deemed a trespass, removable by City, by and through its Executive Director, upon three (3) days written notice, all costs, expenses, and liability therefore to be borne exclusively by Concession Entity. Concession Entity, in addition to other obligations to indemnify, defend and hold City and City Agents harmless, as more specifically set forth in Concession Entity’s Agreement, shall indemnify, defend and hold City and City Agents harmless from all Claims resulting from Concession Entity’s failure to obtain City’s waiver of VARA and failure to comply with any portion of this provision. The rights afforded City under this provision shall not replace any other rights afforded City in Concession Entity’s Agreement or otherwise, but shall be considered in addition to all its other rights.

Attachment to
Resolution 28084
(page 18 of 23)

24.Living Wage Ordinance

General Provisions. Concession Entity’s Agreement may be subject to the Living Wage Ordinance (hereinafter referred to as “LWO”) (Section 10.37, et seq., of the Los Angeles Administrative Code, which is incorporated herein by this reference). A copy of Section 10.37 has been attached hereto for the convenience of the parties. The LWO requires that, unless specific exemptions apply, any employees of service contractors who render services that involve an expenditure in excess of Twenty Five Thousand Dollars ($25,000) and a contract term of at least three months are covered by the LWO if any of the following applies: (1) at least some of the services are rendered by employees whose work site is on property owned by City, (2) the services could feasibly be performed by City of Los Angeles employees if the awarding authority had the requisite financial and staffing resources, or (3) the designated administrative agency of the City of Los Angeles has determined in writing that coverage would further the proprietary interests of the City of Los Angeles. Employees covered by the LWO are required to be paid not less than a minimum initial wage rate, as adjusted each year. The LWO also requires that employees be provided with at least twelve (12) compensated days off per year for sick leave, vacation, or personal necessity at the employee’s request, and at least ten (10) additional days per year of uncompensated time pursuant to Section 10.37.2(b). The LWO requires employers to inform employees making less than Twelve Dollars ($12) per hour of their possible right to the federal Earned Income Tax Credit (“EITC”) and to make available the forms required to secure advance EITC payments from the employer pursuant to Section 10.37.4. Concession Entity shall permit access to work sites for authorized City representatives to review the operation, payroll, and related documents, and to provide certified copies of the relevant records upon request by City. Whether or not subject to the LWO, Concession Entity shall not retaliate against any employee claiming noncompliance with the provisions of the LWO, and, in addition, pursuant to Section 10.37.6(c), Concession Entity agree to comply with federal law prohibiting retaliation for union organizing.

Living Wage Coverage Determination. An initial determination has been made that the Concession Entity’s Agreement is a service contract under the LWO, and that it is not exempt from coverage by the LWO. Determinations as to whether Concession Entity’s Agreement and TCM’s Unit Concession Agreements are service contracts covered by the LWO, or whether an employer or employee are exempt from coverage under the LWO are not final, but are subject to review and revision as additional facts are examined or other interpretations of the law are considered. In some circumstances, applications for exemption must be reviewed periodically. City shall notify Concession Entity in writing about any redetermination by City of coverage or exemption status. To the extent Concession Entity claims non-coverage or exemption from the provisions of the LWO, the burden shall be on Concession Entity to prove such non-coverage or exemption.

Compliance; Termination Provisions and Other Remedies: Living Wage Policy, If Concession Entity and its Concessionaires are not initially exempt from the LWO, Concession Entity shall comply, and shall require its Concessionaires to comply, with all of the provisions of the LWO, including payment to employees at the minimum wage rates, effective on the execution date of Concession Entity’s Agreement, and shall execute the Declaration of Compliance Form attached to Concession Entity’s Agreement, as part of an Exhibit in the Agreement, contemporaneously with the execution of Concession Entity’s Agreement. If Concession Entity are initially exempt from the LWO, but later no longer qualify for any exemption, Concession Entity shall, at such time as Concession Entity are no longer exempt, comply with the provisions of the LWO and execute the then currently used Declaration of Compliance Form, or such form as the LWO requires. Under the provisions of Section 10.37.6(c) of the Los Angeles Administrative Code, violation of the LWO shall constitute a material Default of Concession Entity’s Agreement and City shall be entitled to terminate Concession Entity’s Agreement and otherwise pursue legal remedies that may be available, including those set forth in the LWO, if City determines that Concession Entity violated the provisions of the LWO. The procedures and time periods provided in the LWO are in lieu of the procedures and time periods provided elsewhere in Concession Entity’s Agreement. Nothing in Concession Entity’s Agreement shall be construed to extend the time periods or limit the remedies provided in the LWO.

Attachment to
Resolution 28084
(page 19 of 23)

Subcontractor Compliance. Concession Entity agree to include, in every subcontract or TCM Unit Concession Agreement covering City property, a provision pursuant to which such subcontractor or Concessionaire (A) agrees to comply with the Living Wage Ordinance and the Service Contractor Worker Retention Ordinance with respect to City’s property; (B) agrees not to retaliate against any employee lawfully asserting noncompliance on the part of the subcontractor or Concessionaire with the provisions of either the Living Wage Ordinance or the Service Contractor Worker Retention Ordinance; and (C) agrees and acknowledges that City, as the intended third-party beneficiary of this provision may (i) enforce the Living Wage Ordinance and Service Contractor Worker Retention Ordinance directly against the subcontractor or Concessionaire with respect to City property, and (ii) invoke, directly against the subcontractor or Concessionaire with respect to City property, all the rights and remedies available to City under Section 10.37.5 of the Living Wage Ordinance and Section 10.36.3 of the Service Contractor Worker Retention Ordinance, as same may be amended from time to time.

25.Service Contract Worker Retention Ordinance

Concession Entity’s Agreement may be subject to the Service Contract Worker Retention Ordinance (hereinafter referred to as “SCWRO”) (Section 10.36, et seq., of the Los Angeles Administrative Code), which is incorporated herein by this reference. A copy of Section 10.36 has been attached for the convenience of the parties as an Exhibit in the Agreement. If applicable, Concession Entity must also comply with the SCWRO which requires that, unless specific exemptions apply, all employers under contracts that are primarily for the furnishing of services to or for the City of Los Angeles and that involve an expenditure or receipt in excess of Twenty Five Thousand Dollars ($25,000) and a contract term of at least three (3) months, shall provide retention by a successor Concession Entity for a ninety-day (90-day) transition period of the employees who have been employed for the preceding twelve (12) months or more by the terminated Concession Entity or TCM’s concessionaire, if any, as provided for in the SCWRO. Under the provisions of Section 10.36.3(c) of the Los Angeles Administrative Code, City has the authority, under appropriate circumstances, to terminate Concession Entity’s Agreement and otherwise pursue legal remedies that may be available if City determines that the subject Concession Entity violated the provisions of the SCWRO.

26.Equal Benefits Ordinance

Unless otherwise exempt in accordance with the provisions of the Equal Benefits Ordinance (“EBO”), Concession Entity certifies and represents that Concession Entity will comply with the applicable provisions of EBO Section 10.8.2.1 of the Los Angeles Administrative Code, as amended from time to time. Concession Entity shall not, in any of its operations within the City of Los Angeles or in other locations owned by the City of Los Angeles, including the Airport, discriminate in the provision of Non-ERISA Benefits (as defined below) between employees with domestic partners and employees with spouses, or between the domestic partners and spouses of such employees, where the domestic partnership has been registered with a governmental entity pursuant to state or local law authorizing such registration. As used above, the term “Non-ERISA Benefits” shall mean any and all benefits payable through benefit arrangements generally available to Concessionaire’s and TCM’s employees which are neither “employee welfare benefit plans” nor “employee pension plans”, as those terms are defined in Sections 3(1) and 3(2) of ERISA. Non-ERISA Benefits shall include, but not be limited to, all benefits offered currently or in the future, by Concession Entity to its employees, the spouses of its employees or the domestic partners of its employees, that are not defined as “employee welfare benefit plans” or “employee pension benefit plans”, and, which include any bereavement leave, family and medical leave, and travel discounts provided by Concession Entity to its employees, their spouses and the domestic partners of employees.

Attachment to
Resolution 28084
(page 20 of 23)

Concession Entity agrees to post the following statement in conspicuous places at its place of business available to employees and applicants for employment: “During the term of a Contract with the City of Los Angeles, Concessionaire will provide equal benefits to employees with spouses and its employees with domestic partners. Additional information a bout the City of Los Angeles’ Equal Benefits Ordinance may be obtained from the Department of Public Works, Bureau of Contract Administration, Office of Contract Compliance at (213) 847-2625.”

The failure of Concession Entity to comply with the EBO will be deemed to be a material breach of Concession Entity’s Agreement by City. If Concession Entity fail to comply with the EBO, City may cancel or terminate such agreement, in whole or in part, and all monies due or to become due under such agreement may be retained by City. City may also pursue any and all other remedies at law or in equity for any breach. Failure to comply with the EBO may be used as evidence against Concession Entity in actions taken pursuant to the provisions of Los Angeles Administrative Code Section 10.40, et seq., Concessionaire Responsibility Ordinance. If City determines that Concession Entity has set up or used its contracting entity for the purpose of evading the intent of the EBO, City may terminate the Agreement.

27.Contractor Responsibility Ordinance

Concession Entity shall comply with the provisions of the Contractor Responsibility Program adopted by the Board. Executive Directives setting forth the rules, regulations, requirements and penalties of the Contractor Responsibility Program and the Pledge of Compliance Form is attached as an Exhibit to these procedures.

28.First Source Hiring Program for Airport Employees

For all work performed at Airport, Concession Entity shall comply, and shall cause its Concessionaires to comply, with all terms and conditions of the First Source Hiring Program (“FSHP”). A copy of the FSHP is attached hereto and incorporated by reference herein as an Exhibit to these procedures.

29.Environmentally Favorable Options

Concession Entity acknowledge for itself and its Concessionaires that its operation of its activities under Concession Entity’s Agreement will be subject to all of City of Los Angeles’ policies, guidelines and requirements regarding environmentally favorable construction, use or operations practices (hereinafter collectively referred to as “City Policies”) as such City Policies may be promulgated, revised and amended from time-to-time.

Attachment to
Resolution 28084
(page 21 of 23)

30.Municipal Lobbying Ordinance

Concession Entity shall comply with the provisions of the City of Los Angeles Municipal Lobbying Ordinance.

31.Labor Peace Agreement

As a condition precedent to the execution of Concession Entity’s Agreement: (i) such Concession Entity shall have a signed a Labor Peace Agreement (“LPA”) with the labor organizations representing or seeking to represent concession workers at the premises or TCM’s Unit covered by the Unit Concession Agreement; (ii) Concession Entity shall have submitted to City a copy of such LPA, executed by all of the parties to such LPA; and (iii) such LPA shall prohibit such labor organizations and their members from engaging in picketing, work stoppages, boycotts or other economic interference with the business of such Concessionaire at any of the airports operated by City for the duration of the Agreement or TCM’s Unit Concession Agreement.

32.Alternative Fuel Vehicle Requirement Program

Concession Entity shall comply with the provisions of the Alternative Fuel Vehicle Requirement Program. The rules, regulations, and requirements of the Alternative Fuel Vehicle Program are attached as an Exhibit to these procedures and made a material term of Concession Entity’s Agreement.

33.City Events

From time to time, City will host certain global or nationwide events, including but not limited to the World Cup for soccer and the 2028 Summer Olympics (“City Event”), and City has or may enter into agreements in connection therewith that affect concessions at the Airport (“City Event Agreements”). Concession Entity shall (i) cooperate with City, (ii) act consistently with any such City Event Agreements and (iii) cause its sub concessionaires and subcontractors to act consistently with any such City Event Agreements. If any City Event has a material adverse impact on Concession Entity’s rights under the Concession Entity’s Agreement, then upon Concession Entity’s written notice to City, Concession Entity and City shall engage in good faith negotiations to address those impacts.

Exhibit 1	Attachment to
Product/Menu/Service Report	Resolution 28084
(page 22 of 23)

Menu Pricing Worksheet
LAX
Concessionaire
Concession Name:
Terminal:
Submittal Quarter:

Menu Item Description	New Item	Current Price	Previous Price	Date of Last Price Change	Notes
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Exhibit 2	Attachment to
Market Basket Report	Resolution 28084
(page 23 of 23)

Board File
No. LAA-8613I

NINTH AMENDMENT TO THE LOS ANGELES INTERNATIONAL AIRPORT

TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT

BETWEEN THE CITY OF LOS ANGELES AND URW AIRPORTS, LLC

This NINTH AMENDMENT TO THE LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT, between the City of Los Angeles and URW AIRPORTS, LLC (“Ninth Amendment”), is made and entered into as of January 1, 2025 (“Effective Date of Ninth Amendment”), at Los Angeles, California by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (hereinafter referred to as “City”), acting by order of and through its Board of Airport Commissioners (hereinafter referred to as “Board”) and URW AIRPORTS, LLC (“TCM”).

RECITALS

WHEREAS, on March 1, 2012, City and TCM entered into the LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT, which is designated as agreement number LAA-8613, as amended by the (i) First Amended and Restated Los Angeles International Airport Food & Beverage Concession Agreement (ii) Second Amendment, (iii) Third Amendment, (iv) Fourth Amendment, (v) Fifth Amendment, (vi) Sixth Amendment, (vii) Seventh Amendment, (viii),and Eighth Amendment thereto (as amended, the “Agreement”) for premises at Los Angeles International Airport; and

WHEREAS, TCM has requested City to approve an open pricing policy; and

WHEREAS the parties wish to amend the Agreement so that certain requirements under the Agreement will hereinafter be set forth in an airport-wide policy for uniform interpretation and application for all similarly-situated concessionaires; and

NOW THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

Amendment Section 1.The Agreement is hereby amended to add the following section 1.12.3 (d).

“(d) Without limiting the foregoing, TCM shall comply with the Los Angeles International Airport and Van Nuys Airport Concessions Standard Operating Procedures approved by the Board of Airport Commissioners (as such rules may be amended from time), which rules are hereby incorporated herein by reference (“Concession SOP”). TCM’s or any Concessionaire’s breach of such Concession SOP shall be deemed a material breach of this Agreement. If there is any conflict between the Concession SOP and this Agreement, then the terms of the Concession SOP shall prevail.”

For the avoidance of doubt, the Concession SOPs include but are not limited to:

1.Public Address System

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2.Wireless Communication

3.Pricing

4.Utilities

5.Refuse Removal

6.Other Fees & Charges

7.Hours of Operation

8.Deliveries; Access & Coordination

9.Removal of Garbage & Refuse

10.Prohibited Acts

11.Taxes

12.Licenses & Permits

13.Compliance with Laws

14.Airport Operations

15.Pest Control

16.Other Provisions

17.Disabled access

18.Child Support Orders

19.Business tax registration

20.Non-Discrimination & Affirmative Action Provisions

21.Security - General

22.Visual Artists’ Rights Act

23.Living Wage Ordinance General Provisions

24.Service Contract Worker Retention Ordinance

25.Equal Benefits Ordinance

26.Contractor Responsibility Program

27.First Source Hiring Program for Airport Employees

28.Environmentally Favorable Options

29.Municipal Lobbying Ordinance

30.Labor Peace Agreement

31.Alternative Fuel Vehicle Requirement Program

32.City Events.

Amendment Section 2.The Basic Information of the Agreement is hereby amended and restated to conform with the provisions of this Ninth Amendment, to the extent that the provisions in the Basic Information have been modified by the provisions of this Ninth Amendment.

Amendment Section 3.The parties hereby represent and covenant to the other, to the best of their knowledge, without independent inquiry, as follows: (1) neither party is in default in the performance of any of the terms or provisions of the Agreement; (2) neither party has nor claims any setoffs or credits against the payment of Rent or other amounts payable to the other under the Agreement; and (3) the parties shall be entitled to rely on the accuracy of the foregoing representation and covenants, and each party hereby releases the other from any claims relating to the foregoing matters.

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Amendment Section 4.TCM hereby re-certifies all of its representations and warranties under Section 16.42 of the Agreement, including all of its subsections.

Amendment Section 5.Except as specifically provided herein, this Ninth Amendment shall not in any manner alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto, under, or by reason of said Agreement, as amended.

This Ninth Amendment and any other document necessary for the consummation of the transaction contemplated by this Ninth Amendment may be executed in counterparts, including counterparts that are manually executed and counterparts that are in the form of electronic records and are electronically executed. An electronic signature means a signature that is executed by symbol attached to or logically associated with a record and adopted by a party with the intent to sign such a record, including facsimile or e-mail signatures. All executed counterparts shall constitute one amendment, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Ninth Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called PDF format shall be legal and binding and shall have the same full force and effect as if a paper original of this amendment had been delivered that had been signed using a handwritten signature. All parties to this Ninth Amendment (i) agree that an electronic signature, whether digital or encrypted, of a party to this Ninth Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature; (ii) intended to be bound by the signatures (whether original, faxed, or electronic) on any document sent or delivered by facsimile or electronic mail or other electronic means; (iii) are aware that the other party(ies) will rely on such signatures; and, (iv) hereby waive any defenses to the enforcement of the terms of this Ninth Amendment based on the foregoing forms of signature. If this Ninth Amendment has been executed by electronic signature, all parties executing this document are expressly consenting, under the United States Federal Electronic Signatures in Global and National Commerce Act of 2000 (“E-SIGN”) and the California Uniform Electronic Transactions Act (“UETA”) (California Civil Code §1633.1 et seq.), that a signature by fax, e-mail, or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

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IN WITNESS WHEREOF, City has caused this Ninth Amendment to be executed on its behalf by the Chief Executive Officer, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

Approved as to form:		CITY OF LOS ANGELES

HYDEE FELDSTEIN SOTO,
City Attorney

By:		By:
	Deputy/Assistant City Attorney		Chief Executive Officer
City of Los Angeles, Department of Airports
Date:	Feb 5, 2025

(SIGNATURE PAGE CONTINUES)

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URW AIRPORTS, LLC		URW AIRPORTS, LLC

By:		By:
	Signature		Signature

	Print Name		Print Name

VP, LAX
	Title		Title

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Unanimous Written Consent

of the Board of Managers

of

URW AIRPORTS, LLC

The undersigned, being all of the members of the Board of Managers (the “Board”) of URW Airports, LLC, a Delaware limited liability company (the “Company”), and being entitled to vote on the resolution hereinafter set forth as if the same had been submitted at a meeting of the Board of the Company duly called and held for the purpose of acting on such resolution, do hereby consent to the following resolution:

OFFICERS

RESOLVED, that the following officers shall be appointed to serve as officers of the Company as indicated, to serve in accordance with the Operating Agreement and at the direction of the Board:

Name	Title

John Kim	President and Secretary
Corinne Ponchard	Treasurer
Trent Revic	Chief Financial Officer — Airports
Dany Nasr	Group Director of Airports
David Yamamoto	Senior Vice President — Airports
Brian Petrow	Senior Vice President — Airport Operations
Brad Tollefson	Senior Vice President — Airport Development
Amy Benson	Vice President — Airports
Eric Farster	Vice President — Construction
Ian Carter	Vice President — JFK
Maral Matossian	Vice President — LAX
Alix James	Assistant Secretary
Charlotte Floyd	Assistant Secretary
Hyura Choi	Assistant Secretary
Laurie Yoo	Assistant Secretary
John Fuleras	Assistant Secretary
Paul Turbow	Assistant Secretary
Lisa Shelley	Assistant Secretary

RESOLVED FURTHER, that all actions heretofore taken by any officer of the Company prior to the date of these resolutions that is otherwise within the authority of these resolutions is hereby ratified, confirmed and approved in all respects.

[Signatures on following page.]

In witness whereof, the undersigned being all members of the Board of Managers of URW Airports, LLC, have executed this written consent as of April 1, 2024.

John kim

Corinne Ponchard

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, URW WEA LLC, a Delaware Limited Liability Company not qualified (herein, “Guarantor”), hereby represents, acknowledges, and agrees as follows: (1) Guarantor has reviewed the foregoing NINTH AMENDMENT TO THE LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT BETWEEN THE CITY OF LOS ANGELES AND URW AIRPORTS, LLC (“Ninth Amendment”); (2) Guarantor is the guarantor of TCM’s obligations under the LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT BETWEEN THE CITY OF LOS ANGELES AND URW AIRPORTS, LLC, LAA-8613, dated March 1, 2012 (as amended, “Agreement”), pursuant to that certain Concession Guaranty executed concurrently with the execution of the Agreement (the “Guaranty”); (3) Guarantor approves of TCM’s execution of the Ninth Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the Agreement, as amended. This Acknowledgement of Guarantor has been executed as of the date of execution of the Ninth Amendment by TCM.

“GUARANTOR”

URW WEA LLC, a Delaware Limited	URW WEA LLC, a Delaware Limited
Liability Company not qualified	Liability Company not qualified

By:	By:
Signature	Signature

Print Name	Print Name

Its: Chairperson / President / Vice President	Its: Secretary / Asst. Sec. / CFO / Asst. Treas.

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UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF MANAGERS OF

URW WEA LLC

The undersigned, being all of the members of the Board of Managers (the “Board”) of URW WEA LLC, a Delaware limited liability company (the “Company”), and being entitled to vote on the resolution hereinafter set forth as if the same had been submitted at a meeting of the Board of the Company duly called and held for the purpose of acting on such resolution, do hereby consent to the following resolution:

OFFICERS

RESOLVED, that the following officers shall be appointed to serve as officers of the Company as indicated, to serve in accordance with the Operating Agreement and at the direction of the Board:

Name	Title

Dominic Lowe	Chief Operating Officer
Aline Taireh	Executive Vice President, General Counsel and Secretary
Christoph Berentzen	Chief Financial Officer, Treasurer
Alison Wais	Assistant Secretary
Hyura Choi	Assistant Secretary
Isabela Gaido	Assistant Secretary
Laurie Yoo	Assistant Secretary
John Kim	Assistant Secretary
Paul Turbow	Assistant Secretary
Lisa Shelley	Assistant Secretary
John Fuleras	Assistant Secretary
Nelson Alemany	Assistant Secretary

RESOLVED FURTHER, that all actions heretofore taken by any officer of the Company prior to the date of these resolutions that is otherwise within the authority of these resolutions is hereby ratified, confirmed and approved in all respects.

IN WITNESS WHEREOF, the undersigned, being all of the members of the Board have executed this written consent effective as of December 31, 2021.

Dominic Lowe

Christoph Berentzen

Aline Taireh

David Zeitoun

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